Exhibit 99.1

ChromaDex Expands Patent Rights to Pterostilbene

IRVINE, Calif., June 4, 2015 – ChromaDex Corp. (OTCQX: CDXC), an innovative natural products company that provides proprietary ingredients and science-based solutions to the dietary supplement, food and beverage, cosmetic and pharmaceutical industries, announced today it has added to its list of exclusive patents rights related to pterostilbene licensed from the University of Mississippi.  The newly licensed patent relates to potential anti-obesity effects of pterostilbene.

ChromaDex's branded nature identical pterostilbene, pTeroPure®, is an anti-oxidant found in berries and nuts. It was named the 2010 North American Most Promising Ingredient of the Year by the independent research company Frost & Sullivan. Pterostilbene belongs to a group of compounds called stilbenoids, which are produced by plants as part of their natural defense systems. ChromaDex launched pTeroPure® in 2010 and today, more than 40 consumer products containing pTeroPure® are available in the marketplace.

The license covers U.S. Patent Application Serial No. 13/463,442 and corresponding Patent Cooperation Treaty (PCT), which was filed May 3, 2012 by the U.S. Department of Agriculture (USDA), entitled “Anti-Obesity Effect of Pterostilbene,” invented by Agnes Rimando and Maria del Puy Portillo and jointly owned by the USDA and the Universidad del Pais Vasco/Euskal Herriko Unibertsitatea (University of Basque Country).  USDA’s Agricultural Research Service (ARS) and University of Basque Country’s patent rights have been exclusively licensed to the University of Mississippi.

“ChromaDex continues to be a valued partner of the University of Mississippi and the relationship is a prime example of how academic research can promote economic development,” said Walt Chambliss, UM director of technology management. "ChromaDex knows the value of our research, and that's the key ingredient in a partnership like this," Chambliss said.

Frank Jaksch, CEO and co-founder of ChromaDex, commented, “ChromaDex has been successfully commercializing pterostilbene under the trade name pTeroPure® since we first licensed the exclusive rights to the compound from the University of Mississippi in 2010.  We now have exclusive worldwide rights on five patents and several patent applications relating to pterostilbene.”

A rat study conducted by researchers at The University of Basque Country's (UDV/EHU) nutrition and obesity group in collaboration with the USDA was published in October 2014 in the Journal of Agricultural and Food Chemistry.

In 2010, ChromaDex announced an exclusive worldwide license for two different pterostilbene patents from the University of Mississippi and the USDA ARS.  In April 2014, a collaboration consisting of the University of Mississippi's Division of Technology Management, USDA-ARS's Natural Products Utilization Research Unit and ChromaDex won a Federal Laboratory Consortium 2014 Excellence in Technology Transfer Award for their work developing pterostilbene.

About the University of Mississippi:

The University of Mississippi, the flagship University for the State of Mississippi, opened in 1848. It offers nationally recognized programs across a broad range of undergraduate and graduate studies, from medicine and law to creative writing and accountancy. With more than 23,000 students, Ole Miss is the state's largest university, and the Chronicle of Higher Education named it as the nation's 13th-fastest growing university in its Almanac of Higher Education 2014. The university has a diverse student body (23.8 percent of students are ethnic minorities) representing all 50 states and 92 countries. It has been ranked as one of America's best college values by Kiplinger's Personal Finance and one of the best places to work by the Chronicle of Higher Education.

The USDA-ARS Natural Products Utilization Research Unit focuses on discovery of natural product-based pest management solutions and research in support of minor and new crops.

About ChromaDex:

ChromaDex is an innovative natural products company that discovers, acquires, develops and commercializes proprietary-based ingredient technologies through its unique business model that utilizes its wholly owned synergistic business units, including ingredient technologies, natural product fine chemicals (known as "phytochemicals"), chemistry and analytical testing services, and product regulatory and safety consulting (as Spherix Consulting). The company provides seamless science-based solutions to the nutritional supplement, food and beverage, animal health, cosmetic and pharmaceutical industries. The ChromaDex ingredient technologies unit includes products backed with extensive scientific research and intellectual property. Its ingredient portfolio includes pTeroPure® pterostilbene; ProC3G®, a natural black rice containing cyanidin-3-glucoside; PURENERGY®, a caffeine-pTeroPure® co-crystal; and NIAGEN®, its recently launched branded nicotinamide riboside, a novel next-generation B vitamin. To learn more about ChromaDex, visit www.chromadex.com.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015, the Company’s Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

ChromaDex Investor Contacts:

The Del Mar Consulting Group, Inc.
Robert B. Prag, President
858-794-9500
bprag@delmarconsulting.com

ChromaDex Company Contact:
Andrew Johnson, Director of Investor Relations
949-419-0288
andrewj@chromadex.com

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